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Exhibit 10.92.2

AMENDMENT TWO

        AMENDMENT TWO (this "Amendment") dated as of September 17, 2002 by and among EDISON MISSION ENERGY (the "Borrower"), CITICORP USA, INC., as Administrative Agent (in such capacity, the "Administrative Agent") and each of certain commercial lending institutions party hereto (the "Lenders").

        WHEREAS, the Borrower, the Administrative Agent and certain of the Lenders entered into a Credit Agreement dated as of September 13, 2001 (as amended from time to time, the "Credit Agreement");

        WHEREAS, the Borrower has requested that the Lenders extend the Tranche A Termination Date from September 17, 2002 to September 16, 2003.

        WHEREAS, certain Lenders have agreed to extend their Tranche A Commitments and other Lenders have chosen to assign their Tranche A Commitments and Tranche A Loans in order to reduce their Tranche A Commitments and Tranche A Loans to zero.

        WHEREAS, the Borrower has agreed to reduce Tranche A Commitments in an amount equal to the amounts of Tranche A Commitments and Tranche A Loans assigned by Lenders.

        WHEREAS, the Borrower has agreed to modify certain other provisions of the Credit Agreement.

        ACCORDINGLY, the parties hereto agree as follows:

        Section 1.    DEFINITIONS.    Except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein (and in the introductions and recitals hereto) as defined therein.

        Section 2.    ASSIGNMENT AND TERMINATION OF TRANCHE A COMMITMENTS.    Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective on September 17, 2002, the Borrower agrees to (a) permanently reduce Tranche A Commitments in accordance with Section 2.2 of the Credit Agreement (with the Lenders agreeing to waive any partial payment or notice requirements thereunder), (b) prepay Tranche A Loans in accordance with Section 3.1.1 of the Credit Agreement (with the Lenders agreeing to waive any notice requirements thereunder) and (c) reduce Tranche A L/C Obligations in an amount in aggregate equal to $263,333,333.33. The Borrower will pay to the Administrative Agent for the account of the Lenders (i) any interest accrued on any Tranche A Loans held by such Lenders prior to assignment on September 17, 2002, (ii) any Facility Fees accrued on Tranche A Commitments held by such Lenders prior to assignment on September 17, 2002 and (iii) any letter of credit fees pursuant to Section 5.3 of the Credit Agreement accrued on any Tranche A Letters of Credit outstanding prior to or on September 17, 2002, in accordance with the Credit Agreement. Immediately thereafter, the Lenders hereby assign their remaining Tranche A Commitments, Tranche A Loans outstanding and risk participations in Tranche A Letters of Credit in amounts that result in certain Lenders ("New Tranche A Lenders") holding Tranche A Commitments set forth opposite each such Lender's name listed on Part One of Exhibit A. Each Lender listed on Part Two of Exhibit A ("Tranche A Terminating Lender") holding no Tranche A Commitments after the effectiveness of this Section 2 shall have no Tranche A Loans or risk participation in Tranche A Letters of Credit. New Tranche A Lenders will deposit with the Administrative Agent on or prior to 11:00 a.m., New York City time on September 17, 2002, an amount equal to the principal on Tranche A Loans acquired by such Lender. The Administrative Agent will thereafter pay to the Tranche A Terminating Lenders principal and accrued interest on the Tranche A Loans assigned by such Lenders.

        Upon effectiveness of this Section 2, (i) each New Tranche A Lender shall be party to the Credit Agreement and have the rights and obligations of a Lender holding Tranche A Commitments and/or Tranche A Loans and risk participations in Tranche A Letters of Credit as set forth in the Credit Agreement and (ii) each Tranche A Terminating Lender shall be released from its obligations under the Credit Agreement, with respect to the Tranche A Commitments, Tranche A Loans and risk participations in Tranche A Letters of Credit under the Credit Agreement (and, in the case of a Tranche A Terminating Lender that does not hold any Tranche B Commitments, Tranche B Loans or risk participations in Tranche B Letters of Credit, such Tranche A Terminating Lender shall cease to be a party to the Credit Agreement). Anything in the foregoing to the contrary notwithstanding, certain obligations of the Borrower shall, in accordance with Section 11.5 of the Credit Agreement, survive for the benefit of the Tranche A Terminating Lenders.

        Section 3.    AMENDMENT OF CREDIT AGREEMENT.    Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective following the execution of the terms and conditions in Section 2 above, the Credit Agreement is hereby amended as follows:

          (a)  Section 1.1 of the Credit Agreement shall be amended by deleting the definitions of "Consolidated Operating Projects", "Distribution", "Excluded Operating Cash Flow", "Funds Flow from Operations", "Non-Consolidated Operating Projects", "Operating Cash Flow", "Project Debt Service", "Project Operating Expenses", "Project Revenues", "Subsidiary", "Tranche A Commitment Amount" and "Tranche A Commitment Termination Date" in their entirety and by inserting the following definitions:

            ""Anticipated Repatriation Costs" means, on any date of determination for any period, an amount equal to the product of (a) 35% times (b) the excess (if any) of (i) the amount of any Distributions or Net Intercompany Loan Proceeds received and retained by the Permitted International Subsidiary during such period (the "retained portion") over (ii) the sum of (A) the outstanding principal amount of intercompany loans from the Borrower or a Permitted Domestic Affiliate to the Permitted International Subsidiary on such date of determination plus (B) payments of principal of and interest on Indebtedness of the Borrower to creditors of the Permitted International Subsidiary or Subsidiaries of the Permitted International Subsidiary made by the Permitted International Subsidiary or Subsidiaries of the Permitted International Subsidiary during such period plus (C) the Freely Distributable Amount on such date of determination.

            "Distributions" means, with respect to any period (computed without duplication) each of the following to the extent received by the Borrower or the Permitted International Subsidiary: (a) any cash interest on intercompany loans to Subsidiaries, (b) cash principal payments on intercompany loans to Subsidiaries extended in prior periods, (c) distributions or dividends constituting a return on capital, (d) distributions, dividends or other payments constituting a return of capital to the extent the same relates to costs and expenses directly or indirectly incurred by the Borrower in the development or construction of electric generation facilities or oil and gas properties that are subsequently financed by Indebtedness secured by such facilities or properties and (e) management fees paid in cash.

            "Freely Distributable Amount" means, on any date of determination for any period, an amount (computed on the basis of the amounts reported or reflected on the most recently filed consolidated U.S. Federal income tax return and all subsequent filings for the Borrower and its Subsidiaries) equal to the sum of (a) amounts which if distributed by the Permitted International Subsidiary during such period would be excluded from U.S. taxation, as previously taxed, under section 959 of the Code, or any successor provision plus (b) amounts which if distributed by the Permitted International Subsidiary during such period would constitute a nontaxable return of capital under section 301(c)(2) of the Code, or any successor provision plus (c) amounts accrued and payable representing any arms length royalty payment, administrative service fee, technical services fee, contractual payment obligation or any arms length contractual fee owed by the Permitted International Subsidiary to a Permitted Domestic Affiliate.

            "Funds Flow from Operations" means, for any period, the sum of the following (computed without duplication) (a) Distributions received by the Borrower and the Permitted International Subsidiary during such period plus (b) positive Net Intercompany Loan Proceeds for such period (or less negative Net Intercompany Loan Proceeds for such period) less (c) Anticipated Repatriation Costs less (d) Distributions made by the Permitted International Subsidiary plus (e) cash received (if any) by the Borrower during such period pursuant to Tax Sharing Agreements less (f) cash paid (if any) by the Borrower during such period pursuant to Tax Sharing Agreements plus (g) cash received (if any) as tax refunds on foreign, federal or state income taxes less (h) cash paid (if any) on foreign, federal or state income tax obligations plus (i) interest income received by the Borrower and Permitted International Subsidiary during such period less (j) Operating Expenses and Permitted International Subsidiary Expenses during such period.

            "Net Intercompany Loan Proceeds" means, for any period, (a) cash proceeds of intercompany loans received by the Permitted International Subsidiary during such period minus (b) the amount of principal payments on intercompany loans paid or due and payable by the Permitted International Subsidiary during such period as a result of demand for payment by the payee or the maturity of intercompany loan (upon the occurrence of the stated maturity, acceleration of the maturity or otherwise).

            "Permitted Domestic Affiliate" means (a) Edison Mission Project Co. ("EMP"), (b) Mission Energy Holdings International Inc. ("MEHI"), (c) EME UK International LLC ("EME UK"), (d) EME Southwest Power Corporation ("EME Southwest") and (e) any other Person that becomes a direct wholly-owned Subsidiary of EMP, MEHI, EME UK or EME Southwest (each a "Subject Subsidiary" and, together with EMP, MEHI, EME UK and EME Southwest, the "Domestic Affiliates") so long as on any date of determination: (a) (i) in the case of EMP and MEHI, such Person is a direct wholly-owned Subsidiary of the Borrower; (ii) in the case of EME UK and EME Southwest, such Person is either (A) a direct wholly-owned Subsidiary of MEHI or (B) a direct wholly-owned Subsidiary of a Subject Subsidiary of MEHI; and (iii) in the case of each Subject Subsidiary, such Subject Subsidiary is a direct wholly-owned Subsidiary of EMP, MEHI, EME UK or EME Southwest; (b) such Domestic Affiliate owns directly or through another Domestic Affiliate an equity interest in the Permitted International Subsidiary; (c) such Domestic Affiliate does not have any outstanding Indebtedness (other than (i) Indebtedness incurred in the ordinary course of business of the nature described in clauses (b), (e) and (f) of the definition of "Indebtedness" or (ii) intercompany loans payable to another Domestic Affiliate or the Borrower); (d) such Domestic Affiliate does not have any Liens against its property or assets (other than Liens of the nature described in clauses (b), (c) and (d) of Section 8.2.2); (d) such Domestic Affiliate is not and can not be restricted directly or indirectly from making payments or distributions to the Borrower (or to the Domestic Affiliate that is the parent of such Domestic Affiliate) pursuant to restrictive agreements or arrangements; and (e) such Domestic Affiliate is not restricted directly or indirectly from making payments or distributions to the Borrower (or to the Domestic Affiliate that is the parent of such Domestic Affiliate) as a matter of law (whether by virtue of the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, any dissolution, winding up or liquidation proceeding, any appointment of a trustee, receiver, sequestrator or other custodian or otherwise).

            "Permitted International Subsidiary" means MEC International B.V. ("MECI") so long as on any date of determination: (a) MECI is an indirect wholly-owned Subsidiary of the Borrower owned by the Borrower through the Permitted Domestic Affiliates; (b) MECI does not have any outstanding Indebtedness (other than (i) Indebtedness incurred in the ordinary course of business of the nature described in clauses (b), (e) and (f) of the definition of "Indebtedness", (ii) intercompany loans payable to its Subsidiaries or the Borrower or (iii) Indebtedness described in clause (c)(ii) below); (c) MECI does not have any Liens against its property or assets (other than (i) Liens of the nature described in clauses (b), (c) and (d) of Section 8.2.2 or (ii) Liens on equity interests in its Subsidiaries for the benefit of financial institutions or noteholders (or an agent or trustee on their behalf) providing financing directly or indirectly to such Subsidiaries) and such financial institutions or noteholders (or such agent or trustee) have not commenced remedial action with respect to such Lien); (d) MECI is not and can not be restricted directly or indirectly from making payments or distributions to the Borrower pursuant to restrictive agreements or arrangements; and (e) MECI is not restricted directly or indirectly from making payments or distributions to the Borrower as a matter of law (whether by virtue of the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, any dissolution, winding up or liquidation proceeding, any appointment of a trustee, receiver, sequestrator or other custodian or otherwise).

            "Permitted International Subsidiary Expenses" means, for any period, all amounts accrued by the Permitted International Subsidiary in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds.

            "Subsidiary" means, with respect to any Person: (i) any corporation, association or other business entity of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the directors, managers or trustees of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

            "Tax Sharing Agreements" means, for any period, such agreements as may be in place from time to time between and among Edison International and its Subsidiaries, for the purpose of the allocation and sharing of tax benefits and costs among that group of companies.

            "Tranche A Commitment Amount" means $275,000,000, as such amount may be reduced from time pursuant to Section 2.2.

            "Tranche A Commitment Termination Date" means the earliest of:

            (a)  September 16, 2003;

            (b)  the date on which the Total Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2; or

            (c)  the date on which any Commitment Termination Event occurs.";

          (b)  Section 5.1 of the Credit Agreement shall be amended by removing the brackets "[]" around "150,000,000" in Section 5.1(a)(ii)(2) of the Credit Agreement.

          (c)  Section 7.6 of the Credit Agreement shall be amended by replacing "December 31, 2000" with "December 31, 2001";

          (d)  Section 8.1.1 of the Credit Agreement shall be amended by deleting from the fourth line of clause (c) the following: "(separately specifying, inter alia, Excluded Operating Cash Flow (if any) of each Consolidated Operating Project)".

          (e)  Section 8.2.1 of the Credit Agreement and Section 10.6 of the Credit Agreement shall be amended by (i) replacing all references to "Company" in each section with the term "Borrower" and (ii) replacing all references to "subsidiary" with the defined term "Subsidiary"; and

          (f)    Schedule 1.1(a) to the Credit Agreement shall be replaced in its entirety with Exhibit B.

        Section 4.    CONDITIONS PRECEDENT.    This Amendment shall not become effective until the date (the "Amendment Effective Date") on which each of the following conditions precedent have been satisfied or will be satisfied contemporaneously with this Amendment becoming effective:

          (a)  Delivery to the Administrative Agent of this Amendment duly executed and delivered by the Borrower, the Administrative Agent, each of the Lenders with Tranche A Commitments (including without limitation, the Tranche A Terminating Lenders and the New Tranche A Lenders) and the Lenders constituting the Required Lenders;

          (b)  The representations and warranties of the Borrower as set forth in the Credit Agreement shall be true and correct as of the Amendment Effective Date after giving effect to the amendments contemplated hereby (unless stated to be given as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date and except as set forth in the Borrower's Form 10-K for the fiscal year ended December 31, 2001 and the Borrower's Form 10-Q for the second quarter of 2002); and

          (c)  As of the Amendment Effective Date, no Default shall have occurred and be continuing after giving effect to this Amendment.

        Section 5.    MISCELLANEOUS.    Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized.

EDISON MISSION ENERGY
By:	/s/ KEVIN M. SMITH Name: Kevin M. Smith Title: Sr. V.P. and Chief Financial Officer

CITICORP USA, INC. as Administrative Agent and Lender
By:	/s/ STUART J. GLEN Name: Stuart J. Glen Title: Vice President
CITIBANK, N.A., as Issuing Lender
By:	/s/ STUART J. GLEN Name: Stuart J. Glen Title: Vice President
CREDIT SUISSE FIRST BOSTON, as Lender
By:	/s/ BRIAN T. CALDWELL Name: Brian T. Caldwell Title: Director
By:	/s/ PAUL J. CORONA Name: Paul J. Corona Title: Director
SOCIETE GENERALE, as Lender
By:	/s/ DAVID BIRD Name: David Bird Title: Vice President
BANK OF MONTREAL as Lender
By:	/s/ CAHAL B. CARMODY Name: Cahal B. Carmody Title: Director

TORONTO DOMINION (TEXAS), INC. as Lender
By:	/s/ CAROL BRANDT Name: Carol Brandt Title: Vice President
WESTLB AG, New York Branch as Documentation Agent and as Lender
By:	/s/ JASJEET S. SOOD Name: Jasjeet S. Sood Title: Managing Director and Head of Energy Group
By:	/s/ JARED BRENNER Name: Jared Brenner Title: Director
ABN AMRO BANK N.V., as Lender
By:	/s/ JOHN J. MACK Name: John J. Mack Title: Senior Vice President
By:	/s/ THOMAS J. STERR Name: Thomas J. Sterr Title: Vice President
BARCLAYS BANK PLC, as Lender
By:	/s/ SYDNEY G. DENNIS Name: Sydney G. Dennis Title: Director

BANK OF AMERICA, N.A. as Lender
By:	/s/ TIMOTHY C. HINTZ Name: Timothy C. Hintz Title: Managing Director
AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as Lender
By:	/s/ R. SCOTT MCINNIS Name: R. Scott Mcinnis Title: Head of Global Structured Finance—Americas
BANK OF NOVA SCOTIA, as Lender
By:	/s/ DENIS P. O'MEARA Name: Denis P. O'Meara Title: Managing Director
BAYERISCHE LANDESBANK (formerly known as Bayerische Landesbank Girozentrale), as Lender
By:	/s/ C. STOLARSKI Name: C. Stolarski Title: Vice President
By:	/s/ C. WINTERGERST Name: C. Wintergerst Title: Vice President

JPMORGAN CHASE BANK, as Lender
By:	/s/ THOMAS CASEY Name: Thomas Casey Title: Vice President
MIZUHO CORPORATE BANK, LIMITED (successor to The Industrial Bank of Japan, Limited), as Lender
By:	/s/ MASAHITO FUKUDA Name: Masahito Fukuda Title: Senior Vice President
ING CAPITAL LLC, as Lender
By:	/s/ ERWIN THOMET Name: Erwin Thomet Title: Managing Director
By:	/s/ G. DOMINICK BELLAMY, JR. Name: G. Dominick Bellamy, Jr. Title: Director
KBC BANK, N.V., as Lender
By:	/s/ ROBERT SNAUFFER Name: Robert Snauffer Title: First Vice President
By:	/s/ ERIC RASKIN Name: Eric Raskin Title: Vice President

UNION BANK OF CALIFORNIA, N.A., as Lender
By:	/s/ DENNIS G. BLANK Name: Dennis G. Blank Title: Vice President
UBS AG, Stamford Branch, as Lender
By:	/s/ ROBERT REUTER Name: Robert Reuter Title: Executive Director
By:	/s/ KELLY SMITH Name: Kelly Smith Title: Director, Project Finance
CREDIT LYONNAIS, New York Branch as Lender
By:	Name: Title:

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  Exhibit 10.92.2